Exhibit 99.1

ATS Corporation Announces Financial Results for the Fourth Quarter and Fiscal Year 2009.  Names Sidney E. Fuchs as Chief Operating Officer.

Highlights

•	2009 revenue of $118.7 million
•	2009 diluted EPS of $0.14 compared to a loss per share of $2.35 in 2008
•	2009 adjusted EBITDA (2) of $13.1 million, representing an 11.0% margin
•
Strong cash flow from operations of $12.9 million for the full year and total debt of $21.2 million as of December 31, 2009, down over $16 million, or 43%, from $37.2 million in total debt as of December 31, 2008

MCLEAN, VA — (PRNEWSWIRE) – March 24, 2010 — ATS Corporation ("ATSC" or the “Company”) (NYSE AMEX: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter Results

ATSC reported revenue of $29.2 million for the fourth quarter of 2009.  Revenue for the fourth quarter decreased by 5.5% over fourth quarter revenue of $30.9 million in fiscal year 2008.  Operating income for the fourth quarter of 2009 was $1.3 million and net loss for the quarter was $461,000, or ($0.02) per diluted share, compared to an operating income of $2.6 million and net income of $785,000, or $0.03 per diluted share for the fourth quarter of 2008.

In the fourth quarter of 2009, the Company recognized a $1.5 million loss contingency based on recent settlement discussions related to the Company’s ongoing litigation with Maximus, Inc.  The Company intends to pursue its indemnification claim against the former principal owners of Advanced Technology Systems, Inc. (“ATSI”), once the Maximus lawsuit has been fully resolved.  The Company has discussed this matter in greater detail in its latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2010.

EBITDA (1) was $547,000 for the fourth quarter of 2009.  Adjusted EBITDA (2) for the fourth quarter of 2009 was $2.4 million, resulting in an EBITDA margin of 8.3%, compared to an EBITDA (1) and adjusted EBITDA of $3.4 million or an EBITDA margin of 11.1% for the fourth quarter of 2008.

The quarter over quarter decrease in adjusted EBITDA was primarily driven by a decline in gross margins from 33% to 30% from the fourth quarter of 2008 to the fourth quarter 2009.  This drop resulted in lower year over year fourth quarter gross profit of $1.4 million, and was caused by a shift in the Company’s contract mix, the largest component of which was associated with the previously disclosed Coast Guard contract where ATSC shifted from a prime to subcontractor role, which also contributed to the drop in quarter over quarter revenue.

Backlog as of December 31, 2009 was $166.8 million, of which $61.0 million was funded.  Days sales outstanding were 66 at the end of the fourth quarter of fiscal year 2009.  As of December 31, 2009, ATSC’s balance sheet included debt of (i) $18.7 million on its revolving credit facility, down from $32.6 million at December 31, 2008 and (ii) approximately $2.5 million in promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc., down from $4.5 million at December 31, 2008.  Additionally, the balance sheet included $49.8 million in stockholders’ equity as of December 31, 2009.

Full Fiscal Year 2009 Results

ATSC reported revenue of $118.7 million for the fiscal year ended December 31, 2009.  Revenue for the year decreased by 9.8% over revenue of $131.5 million for fiscal year 2008.  Of the $12.8 million decline in revenue, $5.5 million of the decrease was driven by reduction within several of the Company’s commercial business areas which the Company has reported on previously.  The remaining $7.3 million decline was the result of a drop in revenue from government contracts.  The most significant contract reduction was with the U.S. Coast Guard as discussed earlier, where the Company continues to perform in a subcontractor role but at a lower revenue level for its share of the work.

Operating income for 2009 was $9.6 million and net income for the year was $3.1 million, or $0.14 per diluted share, compared to an operating loss of $51.1 million and net loss of $49.8 million, or ($2.35) per diluted share for fiscal year 2008. As previously reported, the Company incurred a $56.8 million, non-cash goodwill and intangible asset impairment charge in the third quarter of 2008.

EBITDA (1) was $11.2 million and adjusted EBITDA (2) was $13.1 million for 2009, resulting in an EBITDA margin of 11.0% compared to EBITDA (1) of $12.2 million and adjusted EBITDA (2) of $13.1 million in 2008, or an EBITDA margin of 9.9%.

Fourth Quarter New Bookings

Fourth quarter net new bookings totaled approximately $43 million, representing an increase in bookings from previous quarters and a book to bill ratio of 1.5x.   Competitive new awards received during the quarter include:

•	a $12.2 million, five-year award to provide software development services to the Pension Benefit Guaranty Corporation (“PBGC”);
•	a $1.4 million, 18-month award with the Federal Housing Finance Agency to support the agency’s efforts to consolidate and modernize its IT infrastructure;
•
a $4.5 million, one-year award from a large health insurance provider, representing the extension of a current assignment to provide application development support for the organization’s claims modernization project; and

•	$1.3 million in new awards from several different property and casualty insurance customers, including Arbella Insurance Group, Minnesota Fair Plan and Michigan Basic Property Insurance Association.

The balance of the bookings came from add-ons or additional funding from existing clients, including the Department of Housing and Urban Development, the Defense Logistics Agency, and the Defense Technology Security Administration, among others.  Subsequent to the end of the quarter the Company has booked $50 million in new awards including a (i) $27.5 million, four-year contract with an agency within the Department of Defense to provide project management support, IT infrastructure operations and maintenance, information assurance and application software development and maintenance and a (ii) a $21.4 million, five-year contract with the Nuclear Regulatory Commission (“NRC”) to support the NRC’s Program Management Methodology (“PMM”), the major NRC Program Offices, and to maintain the NRC’s Rational Tools Suite.

Major ATSC highlights for 2009 included:

•	Maintaining well above industry average EBITDA margins;
•	Paying down outstanding debt by over $16 million;
•	Repurchasing over 400,000 shares of common stock;

•	Receiving approval for listing on the NYSE Amex, with trading beginning on January 5, 2010; and
•	Continuing to win all recompeted contracts in addition to adding new customers such as the Defense Security Service and capturing new work with existing customers, such as a new award at PBGC.

ATSC Chairman and Chief Executive Officer Dr. Edward H. Bersoff commented, “We are pleased to have delivered adjusted EBITDA of $13.1 million for the year, which is near the top of our guidance range of $12 to $13.5 million, despite the weaknesses we experienced in our revenues.  Our fourth quarter new bookings represent a balanced mix of new business with the award from PBGC, a customer with whom we have consistently increased our market share over the last few years; incremental funding from many of our largest and longest standing government customers; and strong growth in our commercial business.  As a result of the strong bookings in the fourth quarter, we are reporting an increase in backlog from the previous quarter and a book to bill ratio greater than one.  Furthermore, as we have reported in the last month, we have won over $50 million of new awards in the first quarter of 2010, so we are pleased this upward trend in our backlog is continuing and providing us more revenue visibility and a strong growth platform this year.”

“We are also very pleased with our efforts this year to increase stockholder value related to our capital structure.  With our significant reduction of debt, we have been able to execute our share repurchase plan.  Plus, we believe our listing on NYSE Amex will help us increase liquidity for our stockholders,” Dr. Bersoff added.

“Finally, we are pleased to be nearing the end of our ongoing litigation matters with Maximus which have consumed a substantial amount of management time and legal expenses.  As we stated earlier, we intend to pursue an indemnification claim against the former principal owners of Advanced Technology Systems, Inc. (“ATSI”), once the Maximus lawsuit has been fully resolved.  We could recover up to as much as $2.3 million, which also includes related legal expenses incurred to date.  Any recovery will be recorded as other income, when received,” Dr. Bersoff concluded.

ATSC Executive Vice President and Chief Financial Officer Pamela Little further commented on the financial performance, “In 2009, we benefited from the first full year result of cost saving plans and process improvements initiated in 2008.  These initiatives led to an increase in 110 basis points over last year’s adjusted EBITDA margin and a decrease in days sales outstanding from 86 days at the end of 2008 to 66 days at the end of 2009.  As a result of these expanded margins and improvement in cash management, we were able to pay down 43% of our borrowings over the course of the year and initiate execution of our share repurchase plan.”

Management’s Outlook

Based on current market trends and current ATSC backlog and bid activity, the Company is issuing guidance of a 2010 revenue range of $124 to $128 million and an EBITDA (1) range of $11.8 to $13 million.

Dr. Bersoff commented, “We are encouraged by strong bookings in the fourth quarter of 2009 and so far this year, as well as potential new awards in the near term which will help us achieve organic growth approaching 7.5% in 2010.  Furthermore, we will continue to make additional investments in business development in 2010 to support our long-term growth plans.”

Chief Operating Officer Appointment

Today, ATSC also announced the appointment of Sidney E. Fuchs as the Chief Operating Officer of the Company, effective April 5, 2010.  Mr. Fuchs was most recently the President and Chief Executive Officer of OAO Technology Solutions (“OAOT”), a global provider of information technology services to commercial and government customers that was sold in January of this year to Platinum Equity, a private equity firm with over $27 billion in aggregate portfolio company revenue.   Prior to OAOT, he was the President of Northrop Grumman’s Information Technology’s Civilian Agencies Group, a $1.4 billion unit delivering IT services to the healthcare, homeland security, public safety and federal civilian markets.    Prior to this position, he was the President and Chief Executive Officer of TASC Inc., at the time a Northrop subsidiary providing systems engineering expertise to the intelligence, aerospace and defense markets, which grew organically from $450 million to over $1.2 billion during his tenure.  In addition, he has held other management positions at Rational Software, Oracle Corporation and Digital Equipment Corporation. Earlier in his career, he was a Central Intelligence Agency officer and he served in various operations, engineering, and management roles worldwide. In 2008, the Undersecretary of Defense for Intelligence appointed Mr. Fuchs to the Defense Science Board as a member of the Permanent Task Force on Intelligence.  Upon nomination by the White House in 2002, he was appointed by the Secretary of Defense to the National Defense University (“NDU”) Board of Visitors and in 2003 was named an NDU Distinguished Visiting Fellow.    He is a graduate of Louisiana State University with B.S. and M.S. degrees in Mechanical Engineering.

Dr. Bersoff commented, “Sid brings an exceptionally strong operational and experience base that crosses each of our market areas.  His successful track record in building organizations, combined with his roots in the government, will bring tremendous value to ATSC in executing our growth plans.”

Conference Call

ATSC will conduct a fourth quarter conference call on Wednesday, March 24, 2010 at 5:00 p.m. ET.   The dial-in number for the live teleconference for participants based in the U.S. and Canada is 866-244-6522, conference ID # 1444239. For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2010. In addition, the forward-looking statements included in this press release represent our views as of March 24, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to March 24, 2010.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400

(1)
EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, depreciation and amortization, and impairment charges.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

(2)
Adjusted EBITDA is defined as EBITDA adjusted for one time severance expenses and the litigation-related loss contingency, neither expected to be reflected in the ongoing performance of ATSC.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to adjusted EBITDA.

ATS Corporation
Consolidated Statement of Operations (audited)

	ATS Corporation
	Three Months Ended December 31,		Year Ended, December 31,
	2009 (unaudited)	2008 (unaudited)	2009	2008
Revenue	$29,161,182	$30,853,655	$118,658,939	$131,548,557
Operating costs and expenses:
Direct costs	20,359,172	20,691,608	80,349,485	88,476,707
Selling, general and administrative expenses	6,756,512	6,705,421	25,664,838	30,927,440
Depreciation and amortization	714,003	861,903	3,038,021	6,444,516
Impairment charge	—	—	—	56,772,541
Total operating costs and expenses	27,829,687	28,258,932	109,052,344	182,621,204
Operating income (loss)	1,331,495	2,594,723	9,606,595	(51,072,647)
Other (expense) income:
Interest expense, net	695,036	781,809	(2,859,462)	(3,427,859)
Other (expense) income	(1,498,600)	(23,088)	(1,438,563)	29,627
Income (loss) before income taxes	(862,141)	1,789,826	5,308,570	(54,470,879)
Income tax expense (benefit)	(400,808)	1,004,757	2,180,727	(4,642,464)
Income (loss) from continuing operations	$(461,333)	$785,069	$3,127,843	$(49,828,415)

Weighted average number of shares outstanding
- basic	22,728,722	22,442,163	22,669,066	21,231,654
- dilutive	22,890,749	22,442,163	22,766,840	21,231,654
Basic net income (loss) per share	$(0.02)	$0.03	$0.14	$(2.35)
Diluted net income (loss) per share	$(0.02)	$0.03	$0.14	$(2.35)

Reconciliation of GAAP Net Income to EBITDA (1) and Adjusted EBITDA (2)

	ATS Corporation
	Three Months Ended December 31,		Year Ended, December 31,
	2009	2008	2009	2008
Net Income	$(461,333)	$785,069	$3,127,843	$(49,828,415)
Adjustments:
Impairment charge	—	—	—	56,772,541
Depreciation and amortization	714,003	861,903	3,038,021	6,444,516
Interest	695,036	781,809	2,859,462	3,427,859
Taxes	(400,808)	1,004,757	2,180,727	(4,642,464)
EBITDA (1)	546,898	3,433,538	11,206,053	12,174,037

Severance	383,211	—	383,211	890,519
Loss Contingency	1,500,000	—	1,500,000	—

Adjusted EBITDA (2)	2,430,109	3,433,538	13,089,264	13,064,556

ATS Corporation
Consolidated Balance Sheets (audited)

	ATS Corporation
	Year Ended December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$178,225	$364,822
Restricted cash	1,324,510	—
Accounts receivable, net	22,497,444	29,268,647
Prepaid expenses and other current assets	625,231	537,974
Income tax receivable, net	205,339	—
Other current assets	46,057	22,771
Deferred income taxes, current	2,361,611	1,321,890
Total current assets	27,238,417	31,516,104
Property and equipment, net	3,011,621	3,712,340
Goodwill	55,370,011	59,128,648
Intangible assets, net	6,102,798	8,304,686
Restricted cash	—	1,316,530
Other assets	146,567	387,897
Deferred income taxes	1,400,260	2,003,348
Total assets	$93,269,674	$106,369,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of debt	$21,191,135	$2,583,333
Capital leases – current portion	—	86,334
Accounts payable	4,753,800	5,549,738
Other accrued expenses and current liabilities	6,356,896	4,674,528
Accrued salaries and related taxes	4,541,509	2,999,576
Accrued vacation	2,259,538	2,220,865
Income taxes payable, net	—	600,121
Deferred revenue	1,392,457	1,745,352
Deferred rent – current portion	320,498	379,520
Total current liabilities	40,815,833	20,839,367
Long-term debt – net of current portion	—	34,492,558
Capital leases – net of current portion	—	745
Deferred rent – net of current portion	2,658,055	2,842,171
Other long-term liabilities	5,795	2,283,256
Total liabilities	43,479,683	60,458,097
Stockholders’ equity:
Preferred stock $.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $0.0001 par value, 100,000,000 shares authorized, 31,235,696 and 30,867,304 shares issued, respectively	3,124	3,087
Additional paid-in capital	131,702,488	130,767,038
Treasury stock, at cost, 8,745,893 and 8,342,755 shares, respectively	(31,209,118)	(30,272,007)
Accumulated deficit	(50,062,979)	(53,190,822)
Other comprehensive income (net of $400,571 and $887,416 tax effect, respectively)	(643,524)	(1,395,840)
Total stockholders’ equity	49,789,991	45,911,456
Total liabilities and stockholders’ equity	$93,269,674	$106,369,553

ATS Corporation
Consolidated Statement of Cash Flows (audited)

	ATS Corporation
	Year Ended December 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	$3,127,843	$(49,828,415)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	836,133	1,254,287
Impairment charge	—	56,772,541
Amortization of intangibles	2,201,888	5,190,229
Stock-based compensation	768,307	876,944
Deferred income taxes	(767,726)	(7,846,958)
Deferred rent	(243,140)	(68,908)
Gain on disposal of equipment	(61,437)	(1,223)
Provision for bad debt	1,150,993	258,018
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	5,620,210	1,241,120
Accrued interest payable and receivable	636,895	(31,537)
Prepaid expenses and other current assets	(87,258)	385,829
Accounts payable	(1,078,813)	130,209
Other accrued expenses and accrued liabilities	284,253	639,262
Accrued salaries and related taxes	1,541,932	(1,422,123)
Accrued vacation	38,672	(258,675)
Income taxes payable and receivable	(961,207)	3,224,632
Other current liabilities	(352,895)	293,321
Other long-term liabilities	5,794	(45,976)
Other assets	218,044	(134,651)
Restricted cash	(7,980)	(38,041)
Net cash provided by operating activities	$12,870,508	$10,589,885
Cash flows from investing activities
Purchase of property and equipment	(135,414)	(371,232)
Settlement of business purchase price	3,758,637	(838,459)
Proceeds from disposal of equipment	61,437	21,352
Net cash provided by (used in) investing activities	$3,684,660	$(1,188,339)

Cash flows from financing activities
Borrowings on credit facility	65,880,794	62,707,090
Payments on credit facility	(79,747,617)	(71,236,157)
Issuance of notes payable	139,176	—
Payments on notes payable	(2,157,108)	(2,820,191)
Payments on capital leases	(87,079)	(95,125)
Proceeds from stock issued under employee stock purchase plan	167,180	271,547
Proceeds from exchange of stock for warrants (net of expenses)	—	234,135
Common stock repurchase	(937,111)	—
Net cash used in financing activities	$(16,741,765)	$(10,938,701)

Net decrease of cash	$(186,597)	$(1,537,155)

Cash and cash equivalents, beginning of period	364,822	1,901,977
Cash and cash equivalents, end of period	$178,225	$364,822

ATS Corporation
Consolidated Statement of Cash Flows (audited) (continued)

	Year Ended December 31,
	2009	2008
Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$3,926,398	$2,726,412
Income tax refunds	$25,971	$2,578,871
Interest paid	$2,280,525	$3,510,719
Interest received	$49,978	$29,913